CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Pre-Effective Amendment No. 2/Amendment No. 523 to Registration Statement File Nos. 333-197993/811-03365 on Form N-4 of our report dated March 27, 2014, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of MetLife Investors USA Separate Account A and our report dated April 8, 2014, relating to the consolidated financial statements of MetLife Investors USA Insurance Company and its subsidiaries (the "Company") (which report expresses an unmodified opinion and includes an other matter paragraph related to the Company being a member of a controlled group), both appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
November 7, 2014